Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2022 (“Effective Date”), by and between WEED, Inc., a Nevada corporation, (the “Company”), and Jeffery Miller (the “Executive”), P.O. Box 6244, Huachuca City, AZ 85616.

WITNESSETH:

WHEREAS, Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.           Employment. The Company agrees to employ executive as the Chief Executive Officer for HEMP BioSciences, Inc. a wholly owned subsidiary of WEED, Inc., and Executive accepts such employment and agrees to perform full-time executive employment services for the Company, subject always to resolutions of the Board of Directors of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement.

2.           Term. The term of Executive’s employment hereunder (the “Term”) shall commence on the Effective Date, and shall continue until the earlier of (i) two (2) years after the Effective Date of (ii) the date this Agreement is terminated upon written notice by either party as set forth in Sections 5 (Termination). Sections 6 (Compensation upon the Termination of Executive’s Employment) and Sections 7 (Change of Control) of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment. Executive shall have an option for an additional two (2) years under the same terms and conditions.

3.           Position and Duties.

3.1.          Service with the Company. During the Term of this Agreement, Executive agrees to perform such executive employment duties as the Board shall reasonably assign to him from time to time. In addition, at all times during the period of Executive’s employment by the Company, Executive shall serve on the Company’s Board of directors without any additional compensation.

3.2.          No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

4.           Compensation and Benefits.

4.1.          Bonus at Signing. Upon the signing of this Agreement, the Company will pay to executive 100,000 “Restricted” Common Shares of the Company’s Common Stock. These shares will be restricted, control person securities.

4.2.          Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of $300,000 “Restricted” Common Shares at 25,000 per month shares of the Company’s Common Stock (the “Base Salary”). The Base Salary is payable equally on April 1st and October 1st of each year of the Term. The Base Salary shall be subject to review and change at the discretion of the Board (or its Compensation Committee), however, the Base Salary may not be decreased without the written consent of the Executive.

4.3.          Bonuses.

4.3.1        The Company shall pay Executive a bonus of 100,000 shares of the Company’s Restricted Common Stock upon the Company commercial states for each strain becoming commercially viable.

4.3.2        Commercially viable means the company receiving 50 kilos of dried cannabis flower per strain.

4.4.          Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company. The Company will pay directly or reimburse Executive for supplemental disability coverage, in an amount approved by the Board (or its Compensation Committee, if applicable). The benefit plans described in this Section 4.4 are collectively referred to in this Agreement as “Benefit Plans.”

4.5.          Business Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation. In addition, the Company will reimburse or pay directly for Executive’s personal executive development expenses, in a maximum amount to be approved by the Board (or its Compensation Committee, if applicable).

5.            Termination.

5.1.          Disability. At the Company’s election, Executive’s employment shall terminate upon Executive’s becoming totally or permanently disabled for a period of six (6) consecutive months. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. The Company may only make a determination that Executive is totally or permanently disabled or has a total or permanent disability upon receipt of such a determination from Executive’s regular, treating physician. Executive, or Executive’s authorized personal representative, will instruct Executive’s regular, treating physician to furnish to the Company such physician’s determination of whether Executive is totally or permanently disabled or has a total or permanent disability upon Executive’s, or Executive’s authorized personal representative’s, receipt of a written request from the Company, signed by any officer, and Executive hereby (a) waives any privilege of confidential treatment by such physician in that connection, and (b) agrees to submit to such physical and psychiatric examinations and tests as shall be reasonably necessary or appropriate to enable the Company to determine that Executive is totally or permanently disabled or has a total or permanent disability.

5.2.          Death of Executive. Executive’s employment shall terminate immediately upon the death of Executive.

5.3.          Termination for Cause. The Company may terminate Executive’s employment at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term “Cause” shall mean that Executive shall have (i) committed any act of fraud, embezzlement, dishonesty or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii) in the reasonable judgment of the Board, violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within thirty (30) days following written notice thereof to Executive. No act or failure to act by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

5.4.          Resignation. Executive’s employment shall terminate on the earlier of the date that is thirty (30) days following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

5.5.          Termination for Good Reason. Executive may terminate his employment under this Agreement at any time for “Good Reason” (as hereinafter defined). As used herein, the term “Good Reason” shall mean, without Executive’s written consent: (a) a material reduction in Executive’s Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities, including without limitation, removing Executive as a Member of the Board, President or Chief technology Officer; (c) relocation by the Company of Executive’s work site to a facility or location more than 25 miles from the Executive’s principal work site for the Company; (d) imposition of a requirement that Executive report to a Company officer or employee rather than directly to the Board; or (e) a material breach by the Company of any of its obligations under this Agreement or any other written agreement or covenant with Executive. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving Executive’s written notice. To resign for Good Reason, Executive must resign within two (2) years after one of the foregoing conditions has come into existence without Executive’s consent and has not been remedied by the Company within its 30-day remedy deadline.

5.6.          Surrender of Records and Property. Subject to Section 8 (License), upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in party contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.

6.           Compensation upon the Termination of Executive’s Employment.

6.1.          In the event that Executive’s employment is terminated pursuant to Section 5.3 (Termination for Cause) or 5.4 (Resignation) then Executive shall be entitled to receive a pro rata amount of Executive’s then current Base Salary through the date his employment is terminated, but no other compensation of any kind or amount. Such pro rata amount shall be determined by the ratio of the number of days of the calendar year that have passed as of the termination date to 365. Any shares awarded in excess of such amount shall be redeemed by the Company for $1.

6.2.          In the event Executive’s employment is terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

6.3.          Subject to Section 6.1 (Conditions), in the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason) or by the Company pursuant to Section 5.1 (Disability), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, and the Company shall pay to Executive, as a severance allowance, the following amounts (together the “Severance Payments”), and shall amend any stock option award agreement or other equity award agreement (each an “Option Agreement”) between the Company and Executive as follows, but shall pay no other compensation or benefits of any kind.

7.           Successors.

7.1.          The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations of the Company under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

7.2.          Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

8.           Other Provisions.

8.1.          Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.

8.2.          Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.3.          Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by Executive to the Company.

8.4.          No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

8.5.          Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

8.6.          Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

8.7.          No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.8.          Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

8.9.          Survivability. Sections 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

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8.10.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Company”: WEED, Inc., a Nevada corporation

By:
Title:

“Executive”:
Jeffery Miller, an individual